BDC Capital, Inc. Announces New Board Member

MINNEAPOLIS, MN -- 03/16/2005 -- BDC Capital, Inc. (OTC BB: BDCI) announced today that Dan Janisch, President and CEO of Black Diamond Capital, a private equity firm based in Minneapolis, Minnesota, has joined BDC's Board of Directors.

"I'm pleased that Dan is joining our board," said Richard Pomije, president and CEO of BDC Capital. "Dan brings a valuable operational perspective to our board, and will add a strong, independent voice to our corporate governance structure moving forward."

Janisch, 57, has more than 30 years of experience in business strategy development and operational execution in a wide range of industries, including manufacturing, technology, telecommunications, professional service, distribution and healthcare ranging from privately held emerging firms to Fortune 500 companies. He has led the start-up and sale of two companies, and held corporate and or operational positions with Holiday Inns International, Honeywell Inc. and Cray Research.

As president of Black Diamond Capital, Janisch is responsible for raising capital, due diligence, strategic acquisitions and operational oversight of portfolio companies. Prior to Black Diamond he was a Vice President, Strategic Advisory & Turnaround group, of one of the top five turnaround firms in the U.S.

Janisch succeeds Steve Peacock, founding partner of Javelin Advisory Group, a business consulting company that specializes in small-cap public companies.

"I want to thank Steve for his valuable help in guiding our company through its conversion to a business development company," Pomije said.

About BDC Capital, Inc.

BDC Capital, Inc., based in Burnsville, MN, is a Business Development Company under Section 54 of the Investment Company Act of 1940. BDC was established December 10, 2004, with the purpose of building an investment portfolio consisting of revenue generating assets and emerging companies well-positioned for future growth. The company's web site is at http://www.bdccapital.com/.

Any statements contained herein related to future events are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements. BDC Capital, Inc. undertakes no obligation to update any such statements to reflect actual events.

Contact:
Tony Carideo
(612) 317-2880
E-mail: tony@carideogroup.com
investors@bdccapital.com